Exhibit 4.1

SECURITIES PURCHASE AGREEMENT

by and between

PDF SOLUTIONS, INC.

and

ADVANTEST AMERICA, INC.

July 29, 2020

Table of Contents

Page

1.	Definitions		1
2.	Authorization, Purchase and Sale of the Securities		4
	2.1	Authorization, Purchase and Sale	4
	2.2	Closing	5
3.	Representations and Warranties of the Company		5
	3.1	Organization and Power	5
	3.2	Authorization	5
	3.3	The Subject Shares	5
	3.4	Capitalization	6
	3.5	No Conflict	6
	3.6	Consents	6
	3.7	SEC Documents; Financial Statements	6
	3.8	Litigation	7
	3.9	Title to Properties	7
	3.10	Intellectual Property	7
	3.11	No Integration	8
	3.12	No General Solicitation or Directed Selling Efforts	8
	3.13	Securities Law Exemptions	8
	3.14	Absence of Certain Changes	8
	3.15	No Defaults	9
	3.16	Brokers	9
	3.17	NASDAQ	9
	3.18	IT Systems	9
	3.19	Compliance with Sanctions and Anti-Money Laundering Laws	10
	3.2	No Other Representations and Warranties	10
4.	Representations and Warranties of the Purchaser		10
	4.1	Organization	10
	4.2	Authorization	10
	4.3	No Conflict	11
	4.4	Consents	11
	4.5	Brokers	11
	4.6	Purchase Entirely for Own Account	11
	4.7	Investor Status	11
	4.8	Information	12
	4.9	No General Solicitation	12
	4.10	Trading of Company Securities	12
	4.11	Compliance with Sanctions and Anti-Money Laundering Laws	12
	4.12	Securities Not Registered	12
	4.13	Financing	13
	4.14	Non-Reliance	13
5.	Covenants		14
	5.1	Rule 144 Reporting	14
	5.2	Trading of Company Securities	14
	5.3	Repurchase Option	15

i

6.	Conditions Precedent		15
	6.1	Mutual Conditions of Closing	15
	6.2	Conditions to the Obligation of the Purchaser to Consummate the Closing	16
	6.3	Conditions to the Obligation of the Company to Consummate the Closing	16
7.	Legends; Securities Act Compliance		16
8.	Termination		17
	8.1	Conditions of Termination	17
	8.2	Effect of Termination	17
9.	Miscellaneous Provisions		17
	9.1	Survival	17
	9.2	Interpretation	18
	9.3	Notices	18
	9.4	Severability	19
	9.5	Governing Law; Jurisdiction; WAIVER OF JURY TRIAL	19
	9.6	Delays or Omissions; Waiver	19
	9.7	Specific Performance	20
	9.8	Assignment	20
	9.9	No Third-Party Beneficiaries	20
	9.10	Counterparts	20
	9.11	Entire Agreement; Amendments	21
	9.12	No Personal Liability of Directors, Officers, Owners, Etc	21

EXHIBIT

Exhibit A – Form of Stockholder Agreement

ii

SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT (this “Agreement”) is dated as of July 29, 2020, by and between PDF Solutions, Inc., a Delaware corporation (the “Company”), and Advantest America, Inc., a Delaware corporation (the “Purchaser”).

WHEREAS, subject to the terms and conditions set forth herein, the Company desires to issue and sell to the Purchaser, and the Purchaser desires to purchase from the Company, the Subject Shares (as defined below);

WHEREAS, the Board (as defined below) has (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement providing for the transactions contemplated hereby in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), upon the terms and subject to the conditions set forth herein and therein, and (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby in accordance with the DGCL, upon the terms and conditions contained herein and therein;

WHEREAS, the Purchaser has approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby in accordance with applicable Law (as defined below), upon the terms and conditions contained herein; and

WHEREAS, concurrently with the Closing (as defined below), the Company and the Purchaser will enter into a Stockholder Agreement, substantially in the form attached hereto as Exhibit A.

NOW THEREFORE, in consideration of the mutual agreements, representations, warranties and covenants herein contained, the parties hereto agree as follows:

1.           Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

“Affiliate” shall mean, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person.

“Aggregate Purchase Price” shall mean the product of (i) the number of Subject Shares multiplied by (ii) the Per Share Purchase Price.

“Board” shall mean the Board of Directors of the Company.

“Business Day” shall mean any day, other than a Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or California or is a day on which banking institutions located in the State of New York or California are authorized or required by Law or other governmental action to close.

“Capital Stock” shall mean, with respect to any Person, any and all shares of stock, partnership interests or other equivalent interests (however designated, whether voting or non-voting) in such Person’s equity.

“Common Stock” shall mean shares of common stock, par value $0.00015 per share, of the Company.

“control” (including the terms “controlling,” “controlled by” and “under common control with”) with respect to any Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of Equity Securities, by contract or otherwise.

“Equity Securities” shall mean, with respect to any Person, (i) shares of Capital Stock of, or other equity or voting interest in, such Person, (ii) any securities convertible into or exchangeable for shares of Capital Stock of, or other equity or voting interest in, such Person, (iii) options, warrants, rights or other commitments or agreements to acquire from such Person, or that obligates such Person to issue, any Capital Stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of Capital Stock of, or other equity or voting interest in, such Person, and (iv) obligations of such Person to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any Capital Stock of, or other equity or voting interest (including any voting debt) in, such Person.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and all of the rules and regulations promulgated thereunder.

“GAAP” shall mean U.S. generally accepted accounting principles.

“Governmental Entity” shall mean any United States or non-United States federal, state or local government, or any agency, bureau, board, commission, department, tribunal or instrumentality thereof or any court, tribunal, or arbitral or judicial body, including NASDAQ.

“Governmental Order” shall mean any order, agreement, conciliation, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity.

“Law” shall mean any applicable law, statute, code, ordinance, rule, regulation, or agency requirement of or undertaking to or agreement with any Governmental Entity, including common law.

“Lien” shall mean any lien, charge, pledge, security interest, claim or other encumbrance.

“Material Adverse Effect” means any change, event, effect or circumstance (each, an “Effect”) that, individually or taken together with all other Effects that have occurred prior to, and are continuing as of, the date of determination of the occurrence of the Material Adverse Effect, has, or would reasonably be expected to have, a material adverse effect on the business, properties, management, financial position, or results of operations of the Company and its Subsidiaries taken as a whole provided, however, that none of the following Effects shall constitute a Material Adverse Effect or be taken into account in determining whether a Material Adverse Effect has occurred or is reasonably expected to occur: (i) any change in general economic conditions or the credit, financial, securities or other capital markets, including changes in interest and exchange rates; (ii) any change in the general conditions in the industry or in any industry sector in which the Company and its Subsidiaries, taken as a whole, have material operations or materially participate; (iii) any change or prospective change in the Company’s stock price or trading volume or the credit rating of the Company, in and of itself (it being understood that the underlying factors giving rise to or contributing to such change may be taken into account unless such underlying factors are otherwise excepted from this definition); (iv) any natural or man-made disaster or similar force majeure event (including any hurricane, tornado, tsunami, flood, volcanic eruption, earthquake, nuclear incident, epidemic or pandemic (including related to the coronavirus disease (COVID-19) and resulting quarantine restrictions), and weather conditions), or any act of terrorism, sabotage, outbreak of hostilities or military action or war (whether or not declared), or national or international calamity, or any escalation or worsening thereof; (v) any change or prospective change in general legal, regulatory, legislative, tax or political conditions after the date of this Agreement; (vi) any change or prospective change in GAAP or applicable law (or any interpretation or enforcement of the foregoing) or any other accounting principles, practices or policies that the Company or any of its Subsidiaries is required to adopt; and (vii) any failure, in and of itself, by the Company to meet any analyst projections or any internal or published projections, forecasts, budgets, guidance, estimates or predictions in respect of revenue, earnings or other financial or operating metrics for any period (it being understood that the underlying factors giving rise to or contributing to such change may be taken into account unless such underlying factors are otherwise excepted from this definition).

“NASDAQ” shall mean the Nasdaq Global Market (or its successor).

“Organizational Document” shall mean, as applicable, an entity’s agreement or certificate of limited partnership, limited liability company agreement, certificate of formation, certificate or articles of incorporation, bylaws or other similar organizational documents.

“Per Share Purchase Price” shall mean the greater of (i) the average of the daily volume-weighted average sales price per share of Common Stock on NASDAQ, as such daily volume-weighted average sales price per share is reported by Bloomberg L.P., calculated to four decimal places and determined without regard to after-hours trading or any other trading outside the regular trading session trading hours, for each of the ten (10) consecutive trading days ending on and including the trading day immediately preceding the Closing Date or (ii) the closing price per share of Common Stock on NASDAQ on the trading day immediately preceding the Closing Date.

“Person” shall mean any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government, any agency or political subdivisions thereof or other “Person” as contemplated by Section 13(d) of the Exchange Act.

“Representatives” shall mean, with respect to any Person, such Person’s Affiliates and such Person’s and each such Affiliate’s respective directors, officers, employees, managers, trustees, principals, stockholders, members, general or limited partners, agents and other representatives.

“Securities Act” shall mean the Securities Act of 1933, as amended, and all of the rules and regulations promulgated thereunder.

“Subject Shares” shall mean 3,306,924 shares of Common Stock.

“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries.

“Taxes” shall mean any and all taxes, levies, fees, imposts, duties and charges of whatever kind (including any interest, penalties or additions to the tax imposed in connection therewith or with respect thereto) imposed by any Governmental Entity, including, without limitation, taxes imposed on, or measured by, income, franchise, profits or gross receipts, and any ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, employment, social security, workers’ compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes and customs or duties.

Agreement	Preamble
Closing	2.2(a)
Closing Date	2.2(a)
Company	Preamble
Consent	3.6
Delaware Court	9.5(b)
DGCL	Preamble
Intellectual Property	3.1
IT Systems	3.18
OFAC	3.19(a)
Personal Data	3.18
Purchaser	Preamble
Purchaser Adverse Effect	4.3
Sanctioned Jurisdiction	3.19(a)
Sanctions	3.19(a)
SEC	3.7(a)
SEC Documents	3.7(a)

2.           Authorization, Purchase and Sale of the Securities.

2.1     Authorization, Purchase and Sale.

(a)     Subject to and upon the terms and conditions of this Agreement, the Company will issue and sell to the Purchaser, and the Purchaser will purchase from the Company, at the Closing, the Subject Shares for the Aggregate Purchase Price.

2.2     Closing.

(a)     The closing of the purchase and sale of the Subject Shares (the “Closing”) shall take place at the offices of Orrick, Herrington & Sutcliffe LLP, 405 Howard St, San Francisco, California 94105, on the next Business Day following the date on which all of the conditions set forth in Section 6 have been satisfied or duly waived, or at such other place or such other date as mutually agreed to by the parties hereto (the date on which the Closing occurs, the “Closing Date”).

(b)     At the Closing:

(i)     the Company shall deliver to the Purchaser evidence that the Subject Shares have been issued in book-entry form; and

(ii)     the Purchaser shall deliver, or cause to be delivered, to the Company the Aggregate Purchase Price by wire transfer of immediately available funds to an account or accounts that the Company shall designate at least two (2) Business Days prior to the Closing Date.

3.           Representations and Warranties of the Company. The Company hereby represents and warrants, as of the date hereof and as of the Closing Date, to the Purchaser as follows:

3.1     Organization and Power. The Company and each of its Subsidiaries have been duly organized and are validly existing and in good standing under the laws of their respective jurisdictions of organization, are duly qualified to do business and are in good standing in each jurisdiction in which their respective ownership or lease of property or the conduct of their respective businesses requires such qualification, and have all power and authority necessary to own or hold their respective properties and to conduct the businesses in which they are engaged, except where the failure to be so qualified or in good standing or have such power or authority would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

3.2     Authorization. The Company has full right, power and authority to execute and deliver this Agreement and to perform its obligations hereunder and all action required to be taken for the due and proper authorization, execution and delivery by it of this Agreement and the due and proper authorization of the consummation by it of the transactions contemplated thereby has been duly and validly taken and, assuming due execution and delivery by the Purchaser, constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles. This Agreement has been duly authorized, executed and delivered by the Company.

3.3     The Subject Shares. The Subject Shares have been duly authorized and, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable, and the issuance of the Subject Shares will not be subject to any preemptive or similar rights.

3.4     Capitalization. The Company has the following authorized capitalization: 70,000,000 shares of Common Stock; all the outstanding shares of capital stock of the Company have been duly and validly authorized and issued and are fully paid and non-assessable and are not subject to any preemptive or similar rights; there are no outstanding rights (including, without limitation, preemptive rights), warrants or options to acquire, or instruments convertible into or exchangeable for, any shares of capital stock or other equity interest in the Company or any of its Subsidiaries, or any contract, commitment, agreement, understanding or arrangement of any kind relating to the issuance of any capital stock of the Company or any such subsidiary, any such convertible or exchangeable securities or any such rights, warrants or options, except as disclosed in the SEC Documents; and all the outstanding shares of capital stock or other equity interests of each subsidiary owned, directly or indirectly, by the Company have been duly and validly authorized and issued, are fully paid and non-assessable and are owned directly or indirectly by the Company, free and clear of any lien, charge, encumbrance, security interest, restriction on voting or transfer or any other claim of any third party.

3.5     No Conflict. The execution, delivery and performance by the Company of this Agreement, and the consummation of the transactions contemplated by this Agreement will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its Subsidiaries pursuant to, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or to which any of the property or assets of the Company or any of its Subsidiaries is subject, (ii) result in any violation of the provisions of the charter or bylaws or similar constitutive or organizational documents of the Company or any of its Subsidiaries or (iii) result in the violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority, except, in the case of clauses (i) and (iii), as would not have or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.6     Consents. No consent, approval, authorization, order, registration or qualification of or with (any of the foregoing being a “Consent”), any court or arbitrator or governmental or regulatory authority is required for the execution, delivery and performance by the Company of this Agreement, the sale of the Subject Shares and the consummation of the transactions contemplated by this Agreement, except for such consents, approvals, authorizations, orders and registrations or qualifications as may have been obtained under the Securities Act and such as may be required under applicable state securities laws, by the rules and regulations of NASDAQ or due to the jurisdiction of formation of Purchaser or its Affiliates in connection with the issuance of Subject Shares.

3.7     SEC Documents; Financial Statements.

(a)     Each of the documents filed by the Company with U.S. Securities and Exchange Commission (the “SEC”) since January 1, 2019 (the “SEC Documents”), as of its respective filing date, complied in all material respects with the requirements of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Document, and, except to the extent that information contained in any SEC Document has been revised or superseded by a later filed SEC Document filed and publicly available prior to the date of this Agreement, none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)     The consolidated financial statements and the related notes thereto of the Company and its consolidated Subsidiaries included or incorporated by reference in the SEC Documents present fairly in all material respects the financial position of the Company and its consolidated Subsidiaries as of the dates indicated and the results of their operations and the changes in their cash flows at the specified dates and for the periods specified. Such consolidated financial statements have been prepared in conformity with U.S. GAAP applied on a consistent basis throughout the periods covered thereby, except as disclosed therein; and the other financial information included or incorporated by reference in the SEC Documents has been derived from the accounting records of the Company and its consolidated Subsidiaries and presents fairly in all material respects the information shown thereby.

3.8    Litigation. Except as disclosed in the SEC Documents, there are no legal, governmental or regulatory investigations, actions, suits or proceedings pending to which the Company or any of its Subsidiaries is or may be a party or to which any property of the Company or any of its Subsidiaries is or may be the subject that, individually or in the aggregate, if determined adversely to the Company or any of its Subsidiaries, would have or reasonably be expected to have a Material Adverse Effect. No such investigations, actions, suits or proceedings are, to the Company’s knowledge, threatened or contemplated by any governmental or regulatory authority or threatened by others.

3.9     Title to Properties. The Company and its Subsidiaries have good and marketable title in fee simple (in the case of real property) to, or have valid rights to lease or otherwise use, all items of real and personal property that are material to the respective businesses of the Company and its Subsidiaries, in each case free and clear of all liens, encumbrances, claims and defects and imperfections of title except those that (i) do not materially interfere with the use made and proposed to be made of such property by the Company and its Subsidiaries or (ii) would not have or would not reasonably be expected to have reasonably be expected, individually or in the aggregate, a Material Adverse Effect.

3.10   Intellectual Property. Except as would not have or would not reasonably be expected to have a Material Adverse Effect or as disclosed in the SEC Documents: (i) the Company and its Subsidiaries own or possess adequate rights to use all uniform resource locators (URLs), patents, patent applications, trademarks, service marks, trade names, trademark registrations, service mark registrations, copyrights, licenses, inventions and know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), and any other intellectual property necessary for the conduct of their respective businesses as they are currently conducted (collectively, “Intellectual Property”); (ii) there are no third parties who have established or, to the Company’s knowledge, will be able to establish rights to any Intellectual Property, except for, and to the extent of, the ownership rights of the owners of the Intellectual Property which the SEC Documents disclose is licensed to the Company; (iii) to the Company’s knowledge, there is no infringement, misappropriation or other violation by third parties of any Intellectual Property; (iv) there is no pending or, to the knowledge of the Company, threatened action, suit, proceeding or claim by others challenging the Company’s or its Subsidiaries’ rights in or to any Intellectual Property, and the Company and its Subsidiaries are unaware of any facts which would form a reasonable basis for any such action, suit, proceeding or claim; (v) there is no pending or threatened action, suit, proceeding or claim by others challenging the validity, enforceability or scope of any Intellectual Property, and the Company or any of its Subsidiaries is unaware of any facts which would form a reasonable basis for any such action, suit, proceeding or claim; (vi) there is no pending or, to the Company’s knowledge, threatened action, suit, proceeding or claim by others that the Company or any of its Subsidiaries infringes, misappropriates or otherwise violates any patent, trademark, trade name, service mark, copyright, trade secret or other intellectual property rights of others, and the Company and its Subsidiaries are unaware of any facts which would form a reasonable basis for any such action, suit, proceeding or claim; (vii) the Company and its Subsidiaries have complied in all material respects with the terms of any agreement pursuant to which Intellectual Property has been licensed to the Company or any of its Subsidiaries, and all such agreements are in full force and effect; and (viii) there is no patent or patent application that contains claims that interfere with the issued or pending claims of any of the Intellectual Property or that challenges the validity, enforceability or scope of any of the Intellectual Property.

3.11    No Integration. Neither the Company nor any of its affiliates (as defined in Rule 501(b) of Regulation D) has, directly or through any agent, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act), that is or will be integrated with the sale of the Subject Shares in a manner that would require registration of the Subject Shares under the Securities Act.

3.12   No General Solicitation or Directed Selling Efforts. None of the Company or any of its affiliates or any other person acting on its or their behalf has solicited offers for, or offered or sold, the Subject Shares by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D or in any manner involving a public offering within the meaning of Section 4(a)(2) of the Securities Act.

3.13   Securities Law Exemptions. Assuming the accuracy of the representations and warranties of the Purchaser, it is not necessary, in connection with the issuance and sale of the Subject Shares to the Purchaser, to register the Subject Shares under the Securities Act.

3.14   Absence of Certain Changes. Since December 31, 2019, except as specifically disclosed in a subsequent SEC Document (i) there has not been any change in the capital stock (other than the exercise of equity awards or grants of equity awards or forfeiture of equity awards), long-term debt, notes payable or current portion of long-term debt of the Company or any of its Subsidiaries, or any dividend or distribution of any kind declared, set aside for payment, paid or made by the Company on any class of capital stock, or any adverse change, or any development involving a prospective adverse change, in or affecting the business, properties, management, financial position, stockholders’ equity, or results of operations of the Company and its subsidiaries taken as a whole and (ii) neither the Company nor any of its Subsidiaries has entered into any transaction or agreement that is material to the Company and its Subsidiaries taken as a whole or incurred any liability or obligation, direct or contingent, that is material to the Company and its Subsidiaries taken as a whole, in each case except as would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.15   No Defaults. Neither the Company nor any of its Subsidiaries is: (i) in violation of its charter or bylaws or similar constitutive or organizational documents; (ii) in default, and no event has occurred that, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or to which any of the property or assets of the Company or any of its Subsidiaries is subject; or (iii) in violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority, except, in the case of clauses (ii) and (iii) above, for any such default or violation that would not or would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

3.16   Brokers. The Company has not retained, utilized or been represented by any broker or finder in connection with the transactions contemplated by this Agreement whose fees the Purchaser could be required to pay.

3.17   NASDAQ. Shares of the Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed on NASDAQ, and there is no action pending by the Company or any other Person to terminate the registration of the Common Stock under the Exchange Act or to delist the Common Stock from NASDAQ, nor has the Company received any notification that the SEC or NASDAQ is currently contemplating terminating such registration or listing. No stockholder approval is required under NASDAQ rules or regulations in connection with the issuance of the Subject Shares.

3.18   IT Systems. Except as would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the information technology assets and equipment, computers, systems, networks, hardware, software, websites, applications, and databases operated by or on behalf of the Company and its Subsidiaries (collectively, “IT Systems”) are adequate for, and operate and perform in all material respects as required in connection with the operation of the business of the Company and its subsidiaries as currently conducted, free and clear of all material bugs, errors, defects, Trojan horses, time bombs, malware and other corruptants, to the Company’s knowledge. The Company and its Subsidiaries have implemented and maintained commercially reasonable controls, policies, procedures, and safeguards to maintain and protect their material confidential information and the integrity, continuous operation, redundancy and security of all IT Systems and data (including all personal, personally identifiable, sensitive, confidential or regulated data or information (“Personal Data”)) used in connection with their businesses (whether belonging to Company, its Subsidiaries or a third party). To the Company’s knowledge, there have been no breaches, violations, outages or unauthorized uses of or accesses to same, that would reasonably be expected to have a Material Adverse Effect. Since January 1, 2019, the Company and its Subsidiaries have been in material compliance with all applicable laws or statutes and all judgments, orders, rules and regulations of any court or arbitrator or governmental or regulatory authority, internal policies and contractual obligations relating to the privacy and security of IT Systems and Personal Data and to the protection of such IT Systems and Personal Data from unauthorized use, access, misappropriation or modification, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect.

3.19   Compliance with Sanctions and Anti-Money Laundering Laws.

(a)     Except as would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, for the past five (5) years, the Company and its Subsidiaries and their respective directors, officers, employees, and, to the Company’s knowledge, agents and Affiliates have been in compliance with the sanctions administered or enforced by the U.S. government (including the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or the U.S. Department of State), the United Nations Security Council, the European Union, or Her Majesty’s Treasury (“Sanctions”), and all laws concerning or relating to money laundering or terrorism financing in the jurisdictions in which the Company and its Subsidiaries operate. Neither the Company nor its Subsidiaries, nor any of their respective directors, officers or, to the Company’s knowledge, agents or Affiliates is (i) the subject or target of Sanctions, (ii) located, organized or resident in a jurisdiction that itself is the subject or target of Sanctions (a “Sanctioned Jurisdiction”); or (iii) directly or indirectly owned or controlled by any Person or Persons described in the foregoing clauses (i) and (ii).

(b)     The Company will not directly or indirectly use the proceeds of the offering of the Subject Shares, or lend, contribute or otherwise make available such proceeds to any Subsidiary or other Person (i) to fund or facilitate any activities of or business in or with any Sanctioned Jurisdiction or with any person that, at the time of such funding or facilitation, is the subject or target of Sanctions, or (ii) in any other manner that would result in a violation of Sanctions by any party hereto.

3.20   No Other Representations and Warranties. Except for the representations and warranties contained in Section 3 and any schedules or certificates delivered in connection herewith, the Company makes no other representation or warranty, express or implied, written or oral, and hereby, to the maximum extent permitted by applicable Law, disclaims any such representation or warranty, whether by the Company or any other Person, with respect to the Company or with respect to any other information (including, without limitation, pro forma financial information, financial projections or other forward-looking statements) provided to or made available to the Purchaser or any of their respective Representatives in connection with the transactions contemplated hereby.

4.           Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants, as of the date hereof and as of the Closing Date, to the Company as follows:

4.1     Organization. The Purchaser is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization.

4.2     Authorization. The Purchaser has full right, power and authority to execute and deliver this Agreement and to perform its obligations hereunder and all action required to be taken for the due and proper authorization, execution and delivery by it of this Agreement and the due and proper authorization of the consummation by it of the transactions contemplated thereby has been duly and validly taken and, assuming due execution and delivery by the Company, constitutes a valid and binding agreement of such Purchaser enforceable against such Purchase in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

4.3     No Conflict. The execution, delivery and performance of this Agreement by the Purchaser, the issuance of the Subject Shares in accordance with this Agreement, and the consummation of the other transactions contemplated hereby and thereby do not and will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Purchaser or any of its Subsidiaries pursuant to, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Purchaser or any of its Subsidiaries is a party or by which the Purchaser or any of its Subsidiaries is bound or to which any of the property or assets of the Purchaser or any of its Subsidiaries is subject, (ii) result in any violation of the provisions of the charter or bylaws or similar constitutive or organizational documents of the Purchaser or any of its Subsidiaries or (iii) result in the violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority, except, in the case of each of clauses (i) and (iii), as would not, individually or in the aggregate, reasonably be expected to materially delay or hinder the ability of the Purchaser to perform its obligations under this Agreement (a “Purchaser Adverse Effect”).

4.4     Consents. No Consent of any court or arbitrator or governmental or regulatory authority is required for the execution, delivery and performance by the Purchaser in connection with (i) the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated hereby or (ii) the issuance of the Subject Shares in accordance with this Agreement, except for such consents, approvals, authorizations, orders and registrations or qualifications as may have been obtained under the Securities Act and such as may be required under applicable state securities laws in connection with the issuance of the Subject Shares and such Consents the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Purchaser Adverse Effect.

4.5     Brokers. The Purchaser has not retained, utilized or been represented by any broker or finder in connection with the transactions contemplated by this Agreement whose fees the Company could be required to pay.

4.6     Purchase Entirely for Own Account. The Purchaser is acquiring the Subject Shares for its own account solely for the purpose of investment, not as nominee or agent, and not with a view to, or for sale in connection with, any distribution of the Subject Shares in violation of the Securities Act, and the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same, in violation of the Securities Act. The Purchaser has no present agreement, undertaking, arrangement, obligation or commitment providing for the disposition of the Subject Shares. Purchaser is able to bear the economic risk of holding the Shares for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

4.7     Investor Status. The Purchaser certifies and represents to the Company that it is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act. Purchaser was not organized solely for the purpose of acquiring the Subject Shares and is not required to be registered as a broker-dealer under Section 15 of the Exchange Act.

4.8     Information. The Purchaser and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Subject Shares that have been requested by it. The Purchaser and its advisors, if any, have been afforded the opportunity to ask questions of the Company. Neither such inquiries nor any other due diligence investigations conducted by the Purchaser or its advisors, if any, or its representatives shall modify, amend or affect the Purchaser’s right to rely on the Company’s representations and warranties contained herein. The Purchaser understands that its investment in the Subject Shares involves a high degree of risk. The Purchaser has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Subject Shares.

4.9     No General Solicitation. Neither the Purchaser, nor any of its officers, directors, employees, agents, holders of capital stock or partners has either directly or indirectly, including through a broker or finder (a) engaged in any general solicitation, or (b) published any advertisement in connection with the offer and sale of the Stock.

4.10   Trading of Company Securities. Between the time any of the Purchaser’s investment professionals learned about the offering contemplated by this Agreement and the public announcement of the offering, neither the Purchaser nor any Person acting on behalf of or pursuant to any understanding with such Purchaser, directly or indirectly executed any purchases or sales, including short sales, of the securities of the Company.

4.11   Compliance with Sanctions and Anti-Money Laundering Laws. The Purchaser represents that any consideration to be paid for the Subject Shares pursuant to this Agreement does not, to the Purchaser’s knowledge, constitute the proceeds of criminal activity or derive from activity that is or was a violation of applicable Sanctions. The Purchaser represents that neither the Purchaser nor any of its directors, officers or, to the Purchaser’s knowledge, any of its nominees or Affiliates is (i) the subject or target of Sanctions, (ii) located, organized or resident in a Sanctioned Jurisdiction, or (iii) directly or indirectly owned or controlled by any Person or Persons described in the foregoing clauses (i) and (ii).

4.12   Securities Not Registered.

(a)     The Purchaser understands that none of the Subject Shares have been approved or disapproved by the SEC or by any state securities commission nor have the Subject Shares been registered under the Securities Act, by reason of their issuance by the Company in a transaction exempt from the registration requirements of the Securities Act, and that the Subject Shares being acquired by the Purchaser are “restricted securities” under applicable federal securities laws and must continue to be held by the Purchaser unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration. Such Purchaser agrees: (A) that the Purchaser will not sell, assign, pledge, give, transfer or otherwise dispose of the Subject Shares or any interest therein, or make any offer or attempt to do any of the foregoing, except pursuant to a registration of the Subject Shares under the Securities Act and all applicable state or local securities laws, or in a transaction that is exempt from the registration provisions of the Securities Act and all applicable state or local securities laws, (B) that any certificates representing the Subject Shares will bear a legend making reference to the foregoing restrictions and (C) that the Company shall not be required to give effect to any purported transfer of the Subject Shares except upon compliance with the foregoing restrictions.

(b)     The Purchaser understands that the Subject Shares shall be subject to the restrictions contained herein.

(c)     The Purchaser understands that the Subject Shares, and any securities issued in respect thereof or in exchange therefor, will bear the following legends:

“THIS SECURITY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THIS SECURITY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM.

THE HOLDER OF THIS SECURITY AGREES FOR THE BENEFIT OF THE COMPANY THAT (A) THIS SECURITY MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (I) PURSUANT TO ANY EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, INCLUDING RULE 144 OR REGULATION S UNDER THE SECURITIES ACT (IF AVAILABLE), (II) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, OR (III) TO THE COMPANY OR ANY OF ITS SUBSIDIARIES, IN EACH OF CASES (I) THROUGH (III) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES, AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY SUBSEQUENT PURCHASER OF THIS SECURITY FROM IT OF THE RESALE RESTRICTIONS REFERRED TO IN (A) ABOVE.

THE SALE, PLEDGE, HYPOTHECATION, OR TRANSFER OF THE SECURITIES REPRESENTED HEREBY IS SUBJECT TO, AND IN CERTAIN CASES PROHIBITED BY, THE TERMS AND CONDITIONS OF A CERTAIN STOCKHOLDER AGREEMENT BY AND BETWEEN ADVANTEST AMERICA, INC. AND THE COMPANY AS AMENDED FROM TIME TO TIME. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION.”

4.13   Financing. The Purchaser has, or by the Closing will have, an amount of cash sufficient to enable it to consummate the transactions contemplated hereunder on the terms and conditions set forth in this Agreement.

4.14   Non-Reliance. Neither the Purchaser nor any of its Representatives has relied or is relying on any representation or warranty, express or implied, written or oral, made by the Company or any of its Representatives, except those representations and warranties expressly set forth in Section 3 or in any schedule or certificate delivered in connection herewith. Neither the Company nor any of its Representatives will have or be subject to any liability or indemnification obligation to the Purchaser or any other Person resulting from any other express or implied representation or warranty with respect to the Company, unless any such information is expressly included in a representation or warranty contained in Section 3 or in any schedule or certificate delivered in connection herewith.

5.           Covenants.

5.1     Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the SEC that may permit the sale of the Subject Shares to the public without registration, the Company agrees to use its reasonable best efforts to, (i) from the Closing Date through the one year anniversary thereof and (ii) at any time (including, for the avoidance of doubt, at any time following the one-year anniversary of the Closing Date) during which the Purchaser is deemed to be an affiliate of the Company for purposes of Rule 144 or such similar provision:

(a)     make and keep public information regarding the Company available, as those terms are understood and defined in Rule 144 under the Securities Act (or any similar provision then in effect);

(b)     file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act, other than Form 8-K reports; provided that this Section 5.1(b) shall cease to apply (x) if the Common Stock is no longer registered pursuant to Section 12(b) of the Exchange Act or (y) upon the date on which the Purchaser shall have sold all the Subject Shares; and

(c)     furnish (i) to the extent accurate, forthwith upon request, a written statement of the Company that it has complied with the reporting requirements of Rule 144 under the Securities Act (or any similar provision then in effect) and (ii) unless otherwise available via the SEC’s EDGAR filing system, to the Purchaser forthwith upon request a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed as the Purchaser may reasonably request in availing itself of any rule or regulation of the SEC allowing the Purchaser to sell any such securities without registration.

5.2     Trading of Company Securities. During the periods between the date hereof and the Closing, neither the Purchaser nor any of its Affiliates shall sell short any securities of the Company or derivatives thereof.

5.3     Repurchase Option. Until the Lock-Up Expiration Date (as defined in the Stockholder Agreement), in the event that a Governmental Entity determines that Purchaser may not hold the Subject Shares following the Closing, the Purchaser shall promptly notify the Company, and the Company shall have an option to elect to either (a) repurchase all (and not less than all) of the Subject Shares from the Purchaser a per share price equal to the Repurchase Price (as defined below), or (b) use reasonable best efforts to facilitate a (i) private placement of the Subject Shares to prospective purchasers reasonably acceptable to the Company or (ii) registered underwritten offering of the Subject Shares, which shall include formal participation by the Company’s management in a customary “road show” (including an “electronic road show”) or other similar marketing effort by the Company. The Company may exercise such purchase or resale option and thereby repurchase or resell, as applicable, all (but not less than all) of the Subject Shares by notifying the Purchaser in writing twenty (20) days of the Company being notified by Purchaser. In the case of an private placement or registered underwritten offering, the Purchaser shall be responsible for all reasonable, documented, out-of-pocket costs and expenses and shall have the right to make the final pricing decision with respect to the Subject Share to be resold in connection therewith. In the case of a registered underwritten offering, the Purchaser shall complete, execute, acknowledge and deliver such customary selling stockholder questionnaires and other documents, certificates, instruments, representations and warranties and indemnities as may be reasonably requested by the Company or the underwriters in connection with the filing of a registration statement; and the Company and the underwriters shall not be liable to the Purchaser for any loss, claim, damage or liability to the extent that it arises out of or is based upon an untrue statement or omission made in connection with such registration statement, solely in reliance upon and direct in conformity with written information furnished by the Purchaser expressly for use in connection with such registration. The parties shall use reasonable best efforts to complete a private placement or registered underwritten offering, pursuant to Section 5.3(b), within ninety (90) days after the date on which the Company gives notice. If the Company gives the Purchaser notice that it desires to purchase the Subject Shares pursuant to Section 5.3(a), then payment for the Subject Shares shall be by wire transfer, against delivery of such Subject Shares at a place agreed upon between the parties and at the time of the scheduled closing therefor, which shall be no later than ten (10) days after the date on which the Company gives such notice. To the extent that the Company has not exercised its right to repurchase or resell as to all of the Subject Shares before expiration of such twenty (20) day period, or if a private placement or registered underwritten offering is not completed within such ninety (90) day period, then the Purchaser shall be free to sell or otherwise Transfer the Subject Shares, subject to any restrictions, requirements, or conditions imposed by the relevant Governmental Entity. The term “Repurchase Price” shall mean the greater of (i) the average of the daily volume-weighted average sales price per share of Common Stock on NASDAQ, as such daily volume-weighted average sales price per share is reported by Bloomberg L.P., calculated to four decimal places and determined without regard to after-hours trading or any other trading outside the regular trading session trading hours, for each of the ten (10) consecutive trading days ending on and including the trading day immediately preceding the closing date of the Company’s purchase of Subject Shares or (ii) the closing price per share of Common Stock on NASDAQ on the trading day immediately preceding such date. This Section 5.3 shall immediately expire on the date that the Company’s common stock is no longer traded on NASDAQ, the Nasdaq Capital Market, the Nasdaq Global Select Market, the NYSE American or the New York Stock Exchange (or any successors to any of the foregoing).

6.           Conditions Precedent.

6.1     Mutual Conditions of Closing. The obligations of the Company and the Purchaser to consummate the transactions to be consummated at the Closing is subject to the satisfaction, or mutual written waiver, of the following conditions precedent:

(a)     There shall not be any Law or Governmental Order in effect that enjoins, prohibits or materially alters the terms of the transactions contemplated by this Agreement, and no action, suit, investigation or proceeding pending by a Governmental Entity of competent jurisdiction that seeks such a Governmental Order; and

(b)     The issue and sale of the Subject Shares shall be exempt from the requirement to file a prospectus or registration statement and there shall be no requirement to deliver an offering memorandum under applicable securities Law relating to the sale of the Subject Shares.

6.2     Conditions to the Obligation of the Purchaser to Consummate the Closing. The obligation of the Purchaser to consummate the transactions to be consummated at the Closing, and to purchase and pay for the Subject Shares pursuant to this Agreement, is subject to the satisfaction, or due waiver in writing by the Purchaser, of the following conditions precedent:

(a)     the Company shall have performed and complied in all material respects with all of the covenants and agreements contained in this Agreement that are required to be performed or complied with by it on or prior to the Closing Date;

(b)     the representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects as of the Closing Date (except in the case of representations and warranties that are made as of a specified date, which shall be true and correct in all respects as of such specified date);

(c)     the Subject Shares shall represent less than 10.00% of the outstanding Common Stock of the Company; and

(d)     the Company shall have delivered to the Purchaser a certificate, dated the Closing Date and executed by a duly authorized officer, to the effect that the conditions set forth in Sections 6.2(a), (b) and (c) have been satisfied.

6.3     Conditions to the Obligation of the Company to Consummate the Closing. The obligation of the Company to consummate the transactions to be consummated at the Closing, and to issue and sell to the Purchaser the Subject Shares pursuant to this Agreement, is subject to the satisfaction of the following conditions precedent:

(a)     the Purchaser shall have performed and complied in all material respects with all of the covenants and agreements contained in this Agreement that are required to be performed or complied with by it on or prior to the Closing Dates; and

(b)     the representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects (other than those representations and warranties contained in Sections 4.1, 4.2 and 4.5 which shall be true and correct in all respects) as of the Closing Date (except in the case of representations and warranties that are made as of a specified date, which shall be true and correct in all respects as of such specified date).

7.           Legends; Securities Act Compliance. The Subject Shares or the notice sent to any holder of the Subject Shares in book-entry form will bear a legend conspicuously thereon as provided in Section 4.12.

8.           Termination.

8.1     Conditions of Termination. Notwithstanding anything to the contrary contained herein, this Agreement may be terminated: (a) at any time before the Closing by either the Company, on the one hand, or the Purchaser, on the other hand, if any of the conditions to Closing to which such party is entitled to the benefit of shall have become permanently incapable of fulfillment and shall not have been waived in writing (to the extent permitted by applicable Law); or (b) at any time after the date that is ninety (90) days after the date of this Agreement by either the Company, on the one hand, or the Purchaser, on the other hand, if the Closing shall not have occurred on or before such date; provided, however, that the right to terminate this Agreement pursuant to the preceding clause (a) or clause (b) shall not be available to a party if the inability to satisfy any of the conditions to Closing was due primarily to the failure of such party to perform any of its obligations under this Agreement.

8.2     Effect of Termination. In the event of any termination pursuant to Section 8.1, this Agreement shall become null and void and have no further effect, with no liability on the part of the Company or the Purchaser, or their respective Affiliates or Representatives, with respect to this Agreement, except (a) for the terms of this Section 8.2 and Section 9, which shall survive the termination of this Agreement, and (b) that nothing in this Section 8.2 shall relieve any party hereto from liability or damages incurred or suffered by any other party resulting from any intentional (x) breach of any representation or warranty of such first party or (y) failure of such first party to perform a covenant thereof. As used in the foregoing sentence, “intentional” shall mean an act or omission by such party which such party actually knew, or reasonably should have known, would constitute a breach of this Agreement by such party.

9.           Miscellaneous Provisions.

9.1     Survival. The representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.4, 4.1, 4.2 and 4.3 shall survive the execution and delivery of this Agreement and the Closing until the date that is six (6) months following the Lock-Up Expiration Date (as defined in the Stockholder Agreement) and the other representations and warranties contained in this Agreement shall survive the execution and delivery of this Agreement and the Closing for a period of one (1) year following the Closing Date, regardless of any investigation made by or on behalf of the Company or the Purchaser. The covenants made in this Agreement shall survive the Closing indefinitely until fully performed in accordance with their terms and remain operative and in full force and effect in accordance with their terms regardless of acceptance of any of the Subject Shares and payment therefor and repayment, conversion or repurchase thereof.

9.2     Interpretation. The term “or” when used in this Agreement is not exclusive. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement, and section and subsection references are to this Agreement unless otherwise specified. The headings in this Agreement are included for convenience of reference only and will not limit or otherwise affect the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, will be deemed to refer to the date set forth in the first paragraph of this Agreement. The meanings given to terms defined herein will be equally applicable to both the singular and plural forms of such terms. All matters to be agreed to by any party hereto must be agreed to in writing by such party unless otherwise indicated herein. Except as otherwise specified herein, references to agreements, policies, standards, guidelines or instruments, or to statutes or regulations, are to such agreements, policies, standards, guidelines or instruments, or statutes or regulations, as amended or supplemented from time to time (or to successors thereto). All references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person, unless otherwise indicated or the context otherwise requires. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

9.3     Notices. All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be deemed delivered (a) three (3) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (b) one (1) Business Day after being sent via a reputable nationwide overnight courier service guaranteeing next business day delivery; or (c) on the date of delivery if delivered personally or via email, in each case to the intended recipient as set forth below:

(a)	if to the Company, addressed as follows:

PDF Solutions, Inc. 2858 De La Cruz Blvd. Santa Clara, California 95050 Attention: General Counsel Email: legal.department@pdf.com with a copy (which shall not constitute notice) to:

PDF Solutions, Inc. 2858 De La Cruz Blvd. Santa Clara, California 95050 Attention: Chief Financial Officer

(b)	if to the Purchaser, to:

Advantest America, Inc. 3061 Zanker Road San Jose, CA 95134 Attention: Doug Lefever Email: doug.lefever@advantest.com with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP 525 University Avenue, Suite 1400 Palo Alto, CA 94301 Attention: Michael Mies Email: michael.mies@skadden.com

Any party may change the address to which notices, requests, consents or other communications hereunder are to be delivered by giving the other parties notice in the manner set forth in this Section 9.3.

9.4     Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.5     Governing Law; Jurisdiction; WAIVER OF JURY TRIAL.

(a)     This Agreement, and all claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, shall be governed by and enforced and construed in accordance with the Laws of the State of Delaware (including its statute of limitations), regardless of the Laws that might otherwise govern under applicable principles of conflicts of law thereof.

(b)     Each of the parties hereto irrevocably (i) agrees that any legal suit, action or proceeding brought by any party hereto arising out of or based upon this Agreement shall be instituted in the Court of Chancery of the State of Delaware (provided, that if jurisdiction is not then available in such court, then any such legal suit, action or proceeding shall be brought in any federal court located in the State of Delaware or in any other Delaware state court) (any of the foregoing Delaware courts, a “Delaware Court”); (ii) waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of venue of any such proceeding; and (iii) submits to the non-exclusive jurisdiction of a Delaware Court in any such suit, action or proceeding.

(c)     EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF THE PURCHASER OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

9.6     Delays or Omissions; Waiver. No delay or omission to exercise any right, power, or remedy accruing to a party upon any breach or default of another party under this Agreement shall impair any such right, power, or remedy of such party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or be construed as, a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition of this Agreement. Any agreement on the part of a party or parties hereto to any waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

9.7     Specific Performance. The parties hereto agree that the obligations imposed on them in this Agreement are special, unique and of an extraordinary character, and that irreparable damages for which money damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. The parties hereto acknowledge and agree that the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled, at law or in equity; and the parties hereto further agree to waive any requirement for the securing or posting of any bond or other security in connection with the obtaining of any such injunctive or other equitable relief. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (x) any party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity.

9.8     Assignment. (i) The Purchaser may not assign its rights or obligations under this Agreement other than to one of its Affiliates without the prior written consent of the Company and (ii) the Company may not assign its rights or obligations under this Agreement without the prior written consent of the Purchaser. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties to this Agreement and their respective successors and permitted assigns. Any purported assignment other than in compliance with the terms hereof shall be void ab initio.

9.9     No Third-Party Beneficiaries. This Agreement does not create any rights, claims or benefits inuring to any Person that is not a party hereto nor create or establish any third-party beneficiary hereto. Without limiting the foregoing, the representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.10   Counterparts. This Agreement may be executed and delivered (including by facsimile or electronic transmission) in any number of counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed an original, but all of which taken together shall constitute a single instrument.

9.11    Entire Agreement; Amendments. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Exhibits hereto, constitute the entire agreement between the parties hereto respecting the subject matter hereof and supersede all prior agreements, negotiations, understandings, representations and statements respecting the subject matter hereof, whether written or oral. No modification, alteration or change in any of the terms of this Agreement shall be valid or binding upon the parties hereto unless made in writing and duly executed by the Company and the Purchaser.

9.12    No Personal Liability of Directors, Officers, Owners, Etc. No director, officer, employee, incorporator, equityholder, managing member, member, general partner, limited partner, principal or other agent of the Purchaser or the Company shall have any liability for any obligations of the Purchaser or the Company, as applicable, under this Agreement or for any claim based on, in respect of, or by reason of, the respective obligations of the Purchaser or the Company, as applicable, under this Agreement. Each party hereby waives and releases all such liability. This waiver and release is a material inducement to each party’s entry into this Agreement.

[Remainder of the Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly appointed officers as of the date first above written.

COMPANY:

PDF SOLUTIONS, INC.

By:     /s/JOHN KIBARIAN
Name: John K. Kibarian
Title: President and Chief Executive Officer

PURCHASER:

ADVANTEST AMERICA, INC.

By:     /s/DOUGLAS LEFEVER
Name: Douglas Lefever
Title: President and Chief Executive Officer

EXHIBIT A

Form of Stockholder Agreement

[Attached]